FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2017 RESULTS

- - Excellent Sales Growth - -
- - Very Strong Margin Expansion and EPS Growth - -

COLUMBUS, Ohio, USA - May 4, 2017 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2017. Provided below are the highlights:

•	Sales in local currency increased 12% in the quarter compared with the prior year. Reported sales increased 10% as currency reduced sales growth by 2% in the quarter.

•
Net earnings per diluted share as reported (EPS) were $3.48, compared with $2.40 in the prior-year period. Adjusted EPS was $3.34, an increase of 36% over the prior-year amount of $2.46. Adjusted EPS is a non-GAAP measure and we have included a reconciliation to EPS on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Sales growth in the quarter was excellent with broad-based strength across all regions. Our productivity and margin initiatives continue to yield tangible results driving strong margin expansion and very good growth in EPS. Finally, cash flow generation in the quarter was quite strong.”

EPS in the quarter was $3.48, compared with the prior-year amount of $2.40. Adjusted EPS was $3.34, an increase of 36% over the prior-year amount of $2.46.

Sales were $594.6 million, a 12% increase in local currency sales, compared with $539.7 million in the prior-year quarter. Reported sales increased 10% as currency reduced sales growth by 2% in the quarter. As compared to the prior year, local currency sales increased 14% in the Americas, 13% in Europe and 9% in Asia / Rest of World. Adjusted operating income amounted to $127.3 million, a 25% increase from the prior-year amount of $102.0 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Outlook

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in 2017 will be approximately 7%. This sales growth is expected to result in Adjusted EPS in the range of $16.95 to $17.15, an increase of 15% to 16%. This compares to previous guidance of Adjusted EPS in the range of $16.55 to $16.75.

For the second quarter 2017, local currency sales growth is expected to be in the range of 8% to 9% and Adjusted EPS in the range of $3.85 to $3.90, an increase of 20% to 21%.

While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known. The Company noted in making its outlook that economic uncertainty remains in certain regions of the world and market conditions are subject to change.

Conclusion

Filliol concluded, "We have a strong start to the year as we capitalize on favorable market conditions and continue to execute well. Our growth initiatives have good momentum and include our Field Turbo investments, Spinnaker sales and marketing initiatives and new product launches. We also continue to make good progress with our margin

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and productivity initiatives. While current market conditions are positive, we will face more challenging comparisons as the year progresses. With the promising start to the year, we are optimistic that we will deliver a strong performance in 2017."

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, May 4) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

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METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	March 31, 2017		% of sales	March 31, 2016		% of sales

Net sales	$594,567	(a)	100.0	$539,674	(a)	100.0
Cost of sales	251,667		42.3	239,767		44.4
Gross profit	342,900		57.7	299,907		55.6

Research and development	31,392		5.3	28,973		5.4
Selling, general and administrative	184,172		31.0	168,921		31.3
Amortization	10,045		1.7	8,424		1.6
Interest expense	7,741		1.3	6,580		1.2
Restructuring charges	1,432		0.2	880		0.2
Other charges (income), net	(5,730)	(b)	(0.9)	(284)		(0.1)
Earnings before taxes	113,848		19.1	86,413		16.0

Provision for taxes	21,382		3.5	20,739		3.8
Net earnings	$92,466		15.6	$65,674		12.2

Basic earnings per common share:
Net earnings	$3.57			$2.44
Weighted average number of common shares	25,932,112			26,931,293

Diluted earnings per common share:
Net earnings	$3.48			$2.40
Weighted average number of common
and common equivalent shares	26,586,061			27,421,019

Note:
(a) Local currency sales increased 12% as compared to the same period in 2016.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2017		% of sales	March 31, 2016		% of sales

Earnings before taxes	$113,848			$86,413
Amortization	10,045			8,424
Interest expense	7,741			6,580
Restructuring charges	1,432			880
Other charges (income), net	(5,730)	(b)		(284)
Adjusted operating income	$127,336	(c)	21.4	$102,013		18.9

Note:
(b) Other charges (income), net includes a one-time gain of $3.4 million for the three months ended March 31, 2017 relating to the sale of a facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.

(b) Adjusted operating income increased 25% as compared to the same period in 2016.

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$164,893	$158,674
Accounts receivable, net	439,413	454,988
Inventories	242,375	222,047
Other current assets and prepaid expenses	66,184	61,075
Total current assets	912,865	896,784

Property, plant and equipment, net	572,058	563,707
Goodwill and other intangible assets, net	644,128	643,433
Other non-current assets	74,713	62,853
Total assets	$2,203,764	$2,166,777

Short-term borrowings and maturities of long-term debt	$19,476	$18,974
Trade accounts payable	137,827	146,593
Accrued and other current liabilities	403,859	421,948
Total current liabilities	561,162	587,515

Long-term debt	944,211	875,056
Other non-current liabilities	258,539	269,263
Total liabilities	1,763,912	1,731,834

Shareholders’ equity	439,852	434,943
Total liabilities and shareholders’ equity	$2,203,764	$2,166,777

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2017	2016
Cash flow from operating activities:
Net earnings	$92,466	$65,674
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	7,966	8,122
Amortization	10,045	8,424
Deferred tax benefit	(1,470)	(3,304)
Gain on facility sale	(3,394)	—
Other	3,812	3,579
Decrease in cash resulting from changes in
operating assets and liabilities	(41,826)	(40,990)
Net cash provided by operating activities	67,599	41,505

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment(a)	10,003	135
Purchase of property, plant and equipment	(21,015)	(14,348)
Acquisition	—	(4,329)
Net hedging settlement on intercompany loans	312	2,128
Net cash used in investing activities	(10,700)	(16,414)

Cash flows from financing activities:
Proceeds from borrowings	472,732	229,413
Repayments of borrowings	(409,881)	(124,467)
Proceeds from exercise of stock options	8,201	5,909
Repurchases of common stock	(124,997)	(125,000)
Other financing activities	—	(125)
Net cash used in financing activities	(53,945)	(14,270)

Effect of exchange rate changes on cash and cash equivalents	3,265	887

Net decrease in cash and cash equivalents	6,219	11,708
Cash and cash equivalents:
Beginning of period	158,674	98,887
End of period	$164,893	$110,595

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$67,599	$35,700
Payments in respect of restructuring activities	2,578	1,841
Proceeds from sale of property, plant and equipment	10,003	135
Purchase of property, plant and equipment	(21,015)	(14,348)
Free cash flow	$59,165	$29,133

(a) Proceeds from sale of property, plant and equipment includes $9.9 million relating to the sale of a facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.

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METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe		Americas		Asia/RoW	Total

U.S. Dollar Sales Growth
Three Months Ended March 31, 2017	9%		14%		7%	10%

Local Currency Sales Growth
Three Months Ended March 31, 2017	13%		14%		9%	12%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2017		2016		% Growth

EPS as reported, diluted	$3.48		$2.40		45%

Restructuring charges, net of tax	0.04	(a)	0.02	(a)
Purchased intangible amortization, net of tax	0.06	(b)	0.04	(b)
Income tax expense	(0.14)	(c)	—
Gain on facility sale	(0.10)	(d)	—

Adjusted EPS, diluted	$3.34		$2.46		36%

Notes:
(a)
Represents the EPS impact of restructuring charges of $1.4 million ($1.1 million after tax) and $0.9 million ($0.7 million after tax) for both the three months ended March 31, 2017 and 2016, respectively, which primarily include employee related costs.

(b)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $1.5 million and $1.1 million for the three month periods ended March 31, 2017 and 2016.
(c)
Represents the EPS impact of the difference between our reported tax rate of 19% during the three months ending March 31, 2017 and our estimated annual income tax rate of 22% pertaining to excess tax benefits associated with stock option exercises.

(d)
Represents the EPS impact of a one-time gain of $3.4 million ($2.7 million after tax) for the three months ended March 31, 2017 relating to the sale of a facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.

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